Filed with the Securities and Exchange Commission on

Securities Act Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COWLITZ BANCORPORATION
 (Exact name of registrant as specified in its charter)

Washington	91-1529841
(State of incorporation)	(I.R.S. Employer Identification No.)
927 Commerce Avenue, Longview, Washington	98632
(Address of principal executive offices)	(Zip Code)

FITZPATRICK STOCK OPTION AGREEMENT
LABERGE STOCK OPTION AGREEMENT
VANDENBERG STOCK OPTION AGREEMENT
 (Full title of the plan)

Richard J. Fitzpatrick, Chief Executive Officer
927 Commerce Avenue
Longview, Washington 98632
(360) 423-9800
 (Name, address and telephone number of agent for service)

     Copies to: Kenneth E. Roberts, Esq.
Foster Pepper Tooze LLP
601 S.W.2nd Avenue, 18th Fl.
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE
	Number of Shares	Proposed	Proposed Maximum
Title of Securities	Being Registered	Maximum Offering	Aggregate Offering	Amount of
Being Registered	(1)	Price Per Share (2)	Price (2)	Registration Fee
Common Stock	50,000	$6.87	$343,500.00	$43.52
Common Stock	15,000	$7.91	$118,650.00	$15.03
Common Stock	6,000	$10.99	$65,940.00	$8.35

(1)	The shares of Common Stock represent the number of shares that may be issued pursuant to certain stock options granted pursuant to those option agreements more particularly described in this registration. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions in the agreements governing such stock option grants.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents filed by Cowlitz Bancorporation (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

1.	The Company's annual report for the period ending December 31, 2003 on Form 10-K filed with the
.	Commission on March 30, 2003 (File No. 000-23881)
2.	The Company's report on Form 8-K filed with the Commission on February 4, 2004 (File No. 000-23881).
3.	The Company's report on Form 8-K filed with the Commission on March 8, 2004 (File No. 000-23881).
4.	The Company's report on Form 8-K filed with the Commission on April 30, 2004 (File No. 000-23881)
5.	The description of the Common Stock contained in the Company's registration statement on Form S-1,
Registration No. 333-44355, filed with the SEC on January 15, 1998

     All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

       Not Applicable.

Item 5. Interests of Named Experts and Counsel.

       Not Applicable.

Item 6. Indemnification of Directors and Officers.

      Under the Washington Business Corporation Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and (ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

     The Washington Business Corporation Act further provides that a company's Articles of Incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

     The Restated Articles of Incorporation of the Company provide that the Company will indemnify its directors and officers, to the fullest extent permissible under the Washington Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors and officers of the Company for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with the Company, to the fullest extent permitted by law. These provisions do not limit the rights of the Company or any shareholder to see non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

     For exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference see Exhibit Index.

Item 9. Undertakings.

      The undersigned registrant hereby undertakes:

        (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (D) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longview, State of Washington, on the 6th day of May, 2004.

                                                                                                    COWLITZ BANCORPORATION

                                                                                                By: /s/ Richard J. Fitzpatrick
                                                                                                        Richard J. Fitzpatrick,
                                                                                                        President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints RICHARD J. FITZPATRICK and DONNA P. GARDNER, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By:	/s/ Richard J. Fitzpatrick	Date: May 6, 2004
Richard J. Fitzpatrick
Chief Executive Officer and Director

By:	/s/ Donna P. Gardner	Date: May 6, 2004
Donna P. Gardner, Chief Financial Officer

By:	/s/ Ernie Ballou	Date: May 6, 2004
Ernie Ballou, Vice President and Director

By:	/s/ Phillip S. Rowley	Date: May 6, 2004
Phillip S. Rowley, Chairman of the Board

By:	/s/ John S. Maring	Date: May 6, 2004
John S. Maring, Director

By:	/s/ Mark F. Andrews, Jr.	Date: May 6, 2004
Mark F. Andrews, Jr., Director

EXHIBIT INDEX

Exhibit

4.1	Restated and Amended Articles of Incorporation (incorporated by reference to the Registration Statement, Form S-1, No. 333-44355)
4.2	Amended and Restated Bylaws (incorporated by reference to the Registration Statement, Form S- 1, No. 333-44355)
4.3	Certificate of Grant of Non-Qualified Stock Option between Cowlitz Bancorporation and Richard J. Fitzpatrick
4.4	Certificate of Grant of Non-Qualified Stock Option between Cowlitz Bancorporation and Loree Vandenberg
4.5	Certificate of Grant of Non-Qualified Stock Option between Cowlitz Bancorporation and Gary LaBerge
5.1	Opinion of Foster Pepper &Tooze LLP
23.1	Consent of Moss Adams LLP
23.2	Consent of Foster Pepper Tooze LLP (included in Exhibit 5.1)
24.1	Power of Attorney (Included in the signature page)

Exhibit 4.3

Cowlitz Bancorporation
Certificate for Grant of Non-Qualified Stock Option
(Exhibit A)

Date of Grant: February 10, 2003

Grantor of Option: Cowlitz Bancorporation, a Washington corporation hereafter referred to as the "Corporation"

Optionee: Richard J. Fitzpatrick                        Social Security Number: ###-##-####

Number of Shares of Stock Subject to Non-Qualified Stock Option: 50,000

Option Price Per Share: $6.87

Plan:

That certain Stock Option Plan entitled "Cowlitz Bancorporation 1997 Stock Option Plan" approved by the shareholders of the corporation at its February 14, 1998 shareholders meeting, a summary of the Plan is made part of this certificate and is identified as the Option Agreement, and by this reference incorporated herein as if fully set forth.

Term of Option:

The term of this Option shall be for a period of ten (10) years from the effective date hereof; subject, however, to the provisions for earlier termination pursuant to paragraphs 6(a) and 6(b) of the Agreement.

Vesting:

This option is 20% vested on the day of grant and is vested in increments of 20% of the total number of shares covered by the Option on each yearly anniversary of the Vesting Commencement Date until the Option is fully exercisable. Upon the occurrence of a change in control, all outstanding options shall immediately become fully vested and exercisable in full.

GRANT OF OPTION

CORPORATION HEREBY GRANTS TO OPTIONEE AN NON-QUALIFIED STOCK OPTION FOR THE NUMBER OF SHARES OF CORPORATION AS INDICATED ABOVE, SUBJECT TO THE TERMS AND CONDITIONS OF THE AGREEMENT AND SUBJECT TO THE SPECIFICATIONS AS SET FORTH ABOVE IN THIS CERTIFICATE. BY EXECUTION OF THIS EXHIBIT A, THE OPTIONEE ACKNOWLEDGES THAT HE OR SHE HAS RECEIVED A COPY OF THE AGREEMENT.

COWLITZ BANCORPORATION	OPTIONEE:

/s/ Don P. Kiser
Don P. Kiser
Vice President & CFO	Dated

Exhibit 4.4

Cowlitz Bancorporation
Certificate for Grant of Non-Qualified Stock Option
(Exhibit A)

Date of Grant: July 9, 2003

Grantor of Option: Cowlitz Bancorporation, a Washington corporation hereafter referred to as the "Corporation"

Optionee: Loree Vandenberg                 Social Security Number: ###-##-####

Number of Shares of Stock Subject to Non-Qualified Stock Option: 15,000

Option Price Per Share: $7.91

Plan:

That certain Stock Option Plan entitled "Cowlitz Bancorporation 2003 Stock Option Plan" approved by the shareholders of the corporation at its May 22, 2003 shareholders meeting, a summary of the Plan is made part of this certificate and is identified as the Option Agreement, and by this reference incorporated herein as if fully set forth.

Term of Option:

The term of this Option shall be for a period of ten (10) years from the effective date hereof; subject, however, to the provisions for earlier termination pursuant to paragraphs 6(a) and 6(b) of the Agreement.

Vesting:

This option is 20% vested on the day of grant and is vested in increments of 20% of the total number of shares covered by the Option on each yearly anniversary of the Vesting Commencement Date until the Option is fully exercisable. Upon the occurrence of a change in control, all outstanding options shall immediately become fully vested and exercisable in full.

GRANT OF OPTION

CORPORATION HEREBY GRANTS TO OPTIONEE AN NON-QUALIFIED STOCK OPTION FOR THE NUMBER OF SHARES OF CORPORATION AS INDICATED ABOVE, SUBJECT TO THE TERMS AND CONDITIONS OF THE AGREEMENT AND SUBJECT TO THE SPECIFICATIONS AS SET FORTH ABOVE IN THIS CERTIFICATE. BY EXECUTION OF THIS EXHIBIT A, THE OPTIONEE ACKNOWLEDGES THAT HE OR SHE HAS RECEIVED A COPY OF THE AGREEMENT.

COWLITZ BANCORPORATION	OPTIONEE:

/s/ Richard J. Fitzpatrick
Richard J. Fitzpatrick
President and CEO	Dated

Exhibit 4.5

Cowlitz Bancorporation
Certificate for Grant of Non-Qualified Stock Option

Date of Grant: February 27, 2004

Grantor of Option: Cowlitz Bancorporation, a Washington corporation hereafter referred to as the "Corporation"

Optionee: Gary LaBerge                 Social Security Number: ###-##-####

Number of Shares of Stock Subject to Non-Qualified Stock Option: 6,000

Option Price Per Share: $10.99

Plan:

That certain Stock Option Plan entitled "Cowlitz Bancorporation 2003 Stock Incentive Plan" approved by the shareholders of the corporation at its May 22. 2003 shareholders meeting, a summary of the Plan is made part of this certificate and is identified as the Option Agreement, and by this reference incorporated herein as if fully set forth.

Term of Option:

The term of this Option shall be for a period often (10) years from the effective date hereof; subject, however, to the provisions for earlier termination pursuant to paragraphs 6.7 of the Agreement.

Vesting:

This option is 20% vested on the day of grant and is vested in increments of 20% of the total number of shares covered by the Option on each yearly anniversary of the Vesting Commencement Date until the Option is fully exercisable. Upon the occurrence of a change in control, all outstanding options shall immediately become fully vested and exercisable in full.

GRANT OF OPTION

CORPORATION HEREBY GRANTS TO OPTIONEE AN NON-QUALIFIED STOCK OPTION FOR THE NUMBER OF SHARES OF CORPORATION AS INDICATED ABOVE, SUBJECT TO THE TERMS AND CONDITIONS OF THE AGREEMENT AND SUBJECT TO THE SPECIFICATIONS AS SET FORTH ABOVE IN THIS CERTIFICATE. BY EXECUTION OF THIS EXHIBIT A, THE OPTIONEE ACKNOWLEDGES THAT HE OR SHE HAS RECEIVED A COPY OF THE AGREEMENT.

COWLITZ BANCORPORATION	OPTIONEE:

/s/ Richard J. Fitzpatrick
Richard J. Fitzpatrick
President and CEO	Dated

EXHIBIT 5.1

[FOSTER PEPPER TOOZE LLP LETTERHEAD]

May 6, 2004

Board of Directors
Cowlitz Bancorporation
927 Commerce Avenue
Longview, Washington

Re:	Form S-8 Registration
Fitzpatrick Stock Option Agreement
LaBerge Stock Option Agreement
Vandenberg Stock Option Agreement

Gentlemen:

     This firm is special counsel to Cowlitz Bancorporation, a Washington corporation, (the "Company") and, in that capacity, has assisted in the preparation of certain documents, including the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of up to 71,000 shares of the Company's Common stock ("Shares") in accordance with those certain Non Qualified Stock Option Agreements between the Company and Richard J. Fitzpatrick, Chief Executive Officer; Ernie Ballou, Vice President; and Loree Vandenberg, Vice President, all executive officers of the Company (the "Agreements").

     In the course of our representation described above, we have examined the Agreements, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have reviewed the Restated Articles of Incorporation and the Bylaws of the Company, as amended, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of the Company. We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion. We have received such certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

     As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

       Based upon and subject to all of the foregoing, we are of the opinion that:

The Shares have been validly authorized, and when (i) the Registration Statement has become effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Agreements as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Washington and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

     This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

     The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Agreement. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

                                                                                                                                                Very truly yours,

                                                                                                                                                FOSTER PEPPER TOOZE LLP

                                                                                                                                                /s/ Foster Pepper Tooze LLP

Portland, Oregon

EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cowlitz Bancorporation of our report dated January 30, 2004, incorporated by reference in the Annual Report on Form 10-K of Cowlitz Bancorporation for the year ended December 31, 2003.

/s/ Moss Adams LLP

Portland, Oregon
May 4, 2004